Exhibit 10.23

Mr. Gregor Mirow Schlossstr. 4 Rißtissen Germany	Micromet, Inc. 2110 Rutherford Road Carlsbad, California 92008

Phone: (760) 494-4200 Fax: (760) 431-9980 E-mail: info@micromet-inc.com Internet: www.micromet-inc.com
December 22, 2006
Re: Separation Agreement
Dear Gregor:
This letter sets forth the substance of the separation agreement (the “Agreement”), which Micromet, Inc. (the “Company”) is offering to you to aid in your employment transition.
     1. Separation. As we have discussed with you, the Company is terminating your employment without Cause (as defined in the Executive Employment Agreement between you and the Company dated June 2, 2006, hereafter the “Employment Agreement”), and your last day of work with the Company and your employment termination date will be March 15, 2007 (the “Separation Date”). Any termination by you prior to the Separation Date would result in forfeiture of the Severance Benefits detailed below.
     2. Severance Benefits. Subject to the terms of this Agreement, the Company will pay or grant you the following severance benefits (the “Severance Benefits”):
     (a) the amount of your base salary for 12 months payable as a lump sum on the Separation Date (less any payroll withholding and deductions due on such payments);
     (b) a bonus for calendar year 2006 determined by the Company ´s Compensation Committee in accordance with the 2006 Management Incentive Compensation Plan payable as a lump sum on the Separation Date (less any payroll withholding and deductions due on such payments);

     (c) your base salary for any accrued vacation time from 2006 and pro-rated vacation time in 2007 to the extent you have not taken such vacation time by the Separation Date, payable as a lump sum on the Separation Date (less any payroll withholding and deductions due on such payments);
     (d) executive-level outplacement services with a firm to be chosen by you from a list of firms compiled by the Company up to a maximum of fifteen thousand Euros (€15,000). You must use the outplacement services prior to or within six (6) months after the Separation Date;
     (e) your health insurance and life insurance premiums for a period of 12 months following the Separation Date at the same level as was paid during the term of the employment under the Employment Agreement;
     (f) the acceleration of the vesting of all your options per the Separation Date, with an option exercise period of 12 months from the Separation Date; provided, however, that you agree that you will not sell during any one-month period in the 12 months following the Separation Date more than 10% of the shares held by you as of the Separation Date or issuable to you upon exercise of your options. Any planned and completed sale of shares during such 12-month period will be notified to the General Counsel of the Company.
     3. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date and that the Severance Benefits of Section 2 replace any severance benefits you may have been entitled to under the Employment Agreement, any agreement you may have with Micromet AG, your position as a Vorstand of Micromet AG, or otherwise.
     4. Expense Reimbursements. If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective as of the Separation Date. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
     5. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company documents and property with Christian Neitzel, Director, Human Resources. Receipt of the Severance Benefits described in Section 2 of this Agreement is expressly conditioned upon return of all Company Property.
     6. Proprietary Information and Other Continuing Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Invention Assignment and Confidentiality Agreement and the continuing obligations and restrictive covenants of your Employment Agreement, including Section 6 of the Employment Agreement, including your obligation not to use or disclose any confidential or proprietary information of the Company. A copy of your Employee Invention Assignment and Confidentiality Agreement is attached hereto as Exhibit A. If you have any doubts as to the scope of these restrictions, you should contact Matthias Alder, General Counsel, immediately to assess your compliance. As you know, the Company will enforce its rights under its employment contracts. Please familiarize yourself with the enclosed agreement that you signed.
     7. Confidentiality. To the extent the terms of this Agreement have not been made public by the Company, the provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.
     8. Nondisparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, officers, agents and affiliates, and the Company agrees not to disparage you, in any manner likely to be harmful to the business, business reputation or personal reputation of the other party; provided that you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.
     9. Resignation and Release. As a condition to the payment of the Severance Benefits, you hereby agree to resign as Vorstand of Micromet AG effective as of the Separation Date, and you will sign a release substantially in the form attached to this Agreement as Exhibit B effective as of the Separation Date.
     10. Cooperation. Prior to and after the Separation Date, you agree to fully cooperate with the Company in all matters relating to the transition of your work, files and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships, litigation in which the Company is or may become involved, and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. The Company and you will coordinate the timing of your performance under this Section 10 so as to minimize any interference with your ability to search or interview for or perform a new job. The Company will reimburse any reasonable out-of-pocket expenses you incur in connection with your performance under this Section 10 for which you provide receipts to the Company. Receipt of the severance payment described in Section 2 of this Agreement is expressly conditioned upon your compliance with the terms of this Section 10, provided, however, that such condition will expire and the severance payment will be unconditional on the first anniversary of the Separation Date; and provided further, that you will be reimbursed for the time spent on any activities performed by you at the request of the Company pursuant to this Section 10 after the first anniversary of the Separation Date on an hourly basis at a rate mutually agreed at the time.
     11. Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 6, 7, 8, and 10 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company will be entitled to an injunction to prevent you from violating or breaching this Agreement.
     12. Miscellaneous. This Agreement, including Exhibit A and Exhibit B, along with the surviving provisions of the Employment Agreement, including those set forth in Section 10(c) (other than Section 6(a)), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of Germany, as applied to contracts made and to be performed entirely within Germany.

If this Agreement is acceptable to you, please sign below and return the original to me.
I wish you good luck in your future endeavors.
Sincerely,

Micromet, Inc.
By:	/s/ Christian Itin
	Name:	Christian Itin
	Title:	President and CEO

Agreed to and Accepted:
/s/ Gregor K. Mirow
Gregor Mirow

CONSIDERATION PERIOD
I, Gregor Mirow, understand that I have the right to take 21 days to consider whether to sign this Agreement, which I received on December 22, 2006. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:
/s/ Gregor K. Mirow
Executive Employee Signature

January 9, 2007
Date

Exhibit 10.23
Exhibit A
Employee Invention Assignment and Confidentiality Agreement

Exhibit 10.23
Exhibit B
Form of Release
RELEASE AGREEMENT
1. Consideration. I understand that my position with Micromet, Inc. (the “Company”) terminated effective March 15, 2007 (the “Separation Date”). Company has agreed that if I choose to sign this Release Agreement (“Release”), Company will pay me certain Severance Benefits and provide other consideration pursuant to the terms of the Separation Agreement (the “Agreement”) between myself and Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits or considerations unless I sign this Release, and that Severance Benefits will be paid commencing on the first regular payday following the Effective Date as defined herein, while the insurance premiums pursuant to Section 2(e) will be paid commencing upon my execution of this Release.
2. General Release. In exchange for the consideration provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release Company and its present and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known or reasonably knowable, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to all claims arising out of or in any way related to my employment with Company or the termination of that employment. Further, notwithstanding the foregoing, I hereby generally and completely release Company and its present and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations both known and unknown that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims related to my compensation or benefits from Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, Severance Benefits, fringe benefits, stock, stock options, or any other ownership interests in Company; (b) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (c) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (d) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended), and any corresponding German laws. Notwithstanding the release in the preceding sentence, I am not releasing (a) any right of indemnification I may have in my capacity as an employee, officer and/or director of Company pursuant to any express indemnification agreement, (b) any rights I may have as an owner and/or holder of Company’s common stock and stock options, and (c) any rights I may have as a beneficiary of the D&O insurance obtained by Company as required by the terms of the Agreement. Excluded from this Release are any claims which cannot be waived by law. I am waiving, however, my right to any monetary recovery should any agency, such as the EEOC, pursue any claims on my behalf.
3. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.
4. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
To the extent permissible under applicable law, I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

Agreed:

Micromet, Inc.

By:		Date:

Christian Itin
President and Chief Executive Officer

By:		Date:

Gregor Mirow